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                                                                   Exhibit 11.1



                           AMERUS LIFE HOLDINGS, INC.
                 Statement Re Computation of Earnings Per Share


Pro Forma Weighted Average Number of Shares (in thousands)
----------------------------------------------------------

Class A Common Stock owned by AmerUs Group                    14,500

Class B Common Stock owned by AmerUs Group                     5,000
                                                              ------
                                                              19,500*
                                                              ======

*The issuance of Class A and Class B Common Stock to AmerUs Group is considered to have occurred as of January 1, 1995 for pro forma purposes; therefore, the weighted average number of shares outstanding is 19,500. The Company has no dilution of shares.

Primary Pro Forma Earnings Per Common Share
-------------------------------------------

                                                             Nine months ended    Year ended
                                                               Sept 30, 1996     Dec 31, 1995
                                                             -----------------   ------------
Historical earnings                                               $3.40             $3.56

Investment income on Capital Contribution (net of tax)             (.01)             (.02)
                                                                  -----             -----
Primary Pro Forma Earnings Per Common Share                       $3.39             $3.54
                                                                  =====             =====